                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 8 )*
                                          ------

                            THE TIMES MIRROR COMPANY
--------------------------------------------------------------------------------
                                (Name of Issuer)

                Series C Common Stock, par value $1.00 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  887 364 30 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [ ] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                           (Continued on following page(s))
                               Page 1 of 26 Pages

CUSIP NO.  887364 30 5                13G        PAGE    2     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Chandis Securities Company
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          California
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     9,656,432
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               9,656,432
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          9,656,432
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          35.9%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          CO
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  887364 30 5                13G        PAGE    3     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Gwendolyn Garland Babcock
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,775,315
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,775,315
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,775,315
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          77.3%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          00 (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  887364 30 5                13G        PAGE    4     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Bruce Chandler
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,757,246
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,757,246
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          77.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          00 (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  887364 30 5                13G        PAGE    5     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          William Stinehart, Jr.
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,757,256
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,757,256
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,256
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          77.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          00 (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  887364 30 5                13G        PAGE    6     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Camilla Chandler Frost
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,757,246
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,757,246
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          77.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          00 (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  887364 30 5                13G        PAGE    7     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Douglas Goodan
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,757,246
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,757,246
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          77.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          00 (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  887364 30 5                13G        PAGE    8     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Judy C. Webb
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,757,246
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,757,246
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          77.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          00 (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO.  887364 30 5                13G        PAGE    9     OF   26    PAGES
         ---------------------                         -----       -----

  (1)     NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          Warren B. Williamson
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]
          N/A
          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION

          U.S.
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    0
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     20,757,246
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   0
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               20,757,246
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          20,757,246
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          N/A
          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          77.2%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*

          00 (Trustee)
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP NO. 887364 30 5                 13G                   PAGE 10 OF 26 PAGES


         Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

    Item 2.       Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Chandis Securities Company ("CSC"), a corporation.

         (b)      Principal Business Address:

                  The principal business address of CSC is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)      Place of Organization:

                  CSC is organized in California.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

    Item 3.       Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

    Item 4.       Ownership.

         (a)      Amount Beneficially Owned:

                  9,656,432

         (b)      Percent of Class:

                  Approximately 35.9%

CUSIP NO. 887364 30 5                 13G                   PAGE 11 OF 26 PAGES


         (c)      Voting and Dispositive Power:

                  CSC has shared voting and dispositive power with respect to all 9,656,432 shares of Series C Common Stock of the Issuer beneficially owned by it.

Item 5.           Ownership of Five Percent or Less of a Class.

                  Not Applicable.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

Item 8.           Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                   PAGE 12 OF 26 PAGES


Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

    Item 2.       Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Gwendolyn Garland Babcock, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Babcock is 1575 Circle Drive, San Marino, California 91108.

         (c)      Citizenship:

                  Ms. Babcock is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

    Item 3.       Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

    Item 4.       Ownership.

         (a)      Amount Beneficially Owned:

                  20,775,315

         (b)      Percent of Class:

                  Approximately 77.3%

         (c)      Voting and Dispositive Power:

                  Ms. Babcock has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,775,315 shares, (iii) sole power to

CUSIP NO. 887364 30 5                 13G                   PAGE 13 OF 26 PAGES


                  dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,775,315 shares of Series C Common Stock of the Issuer beneficially owned by her.

    Item 5.       Ownership of Five Percent or Less of a Class.

                  Not Applicable.

    Item 6.       Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

    Item 8.       Identification and Classification of Members of the Group.

                  Not Applicable.

    Item 9.       Notice of Dissolution of Group.

                  Not Applicable.

    Item 10.      Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                   PAGE 14 OF 26 PAGES


    Item 1.       Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

    Item 2.       Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Bruce Chandler, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Chandler is 1600 South Bayfront, Balboa Island, California 92611.

         (c)      Citizenship:

                  Mr. Chandler is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

    Item 3.       Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

    Item 4.       Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 77.2%
         (c)      Voting and Dispositive Power:

                  Mr. Chandler has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power

CUSIP NO. 887364 30 5                 13G                   PAGE 15 OF 26 PAGES


                  to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

    Item 5.       Ownership of Five Percent or Less of a Class.

                  Not Applicable.

    Item 6.       Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

    Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

    Item 8.       Identification and Classification of Members of the Group.

                  Not Applicable.

Item 9.           Notice of Dissolution of Group.

                  Not Applicable.

Item 10.          Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                   PAGE 16 OF 26 PAGES


     Item 1.      Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

     Item 2.      Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is William Stinehart, Jr., an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Stinehart is Gibson, Dunn & Crutcher LLP, 2029 Century Park East, Los Angeles, California 90067.

         (c)      Citizenship:

                  Mr. Stinehart is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

     Item 3.      Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

     Item 4.      Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 77.2%
         (c)      Voting and Dispositive Power:

                  Mr. Stinehart has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or

CUSIP NO. 887364 30 5                 13G                   PAGE 17 OF 26 PAGES


                  direct the vote of 20,757,246 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

     Item 5.      Ownership of Five Percent or Less of a Class.

                  Not Applicable.

     Item 6.      Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

     Item 8.      Identification and Classification of Members of the Group.

                  Not Applicable.

     Item 9.      Notice of Dissolution of Group.

                  Not Applicable.

     Item 10.     Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                   PAGE 18 OF 26 PAGES


     Item 1.      Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

     Item 2.      Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Camilla Chandler Frost, an individual.

         (b)      Principal Business Address:

                  The principal business address of Ms. Frost is Chandis Securities Company, 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)      Citizenship:

                  Ms. Frost is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

     Item 3.      Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

     Item 4.      Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 77.2%
         (c)      Voting and Dispositive Power:

                  Ms. Frost has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct

CUSIP NO. 887364 30 5                 13G                   PAGE 19 OF 26 PAGES


                  the vote of 20,757,246 shares, (iii) sole power to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by her.

     Item 5.      Ownership of Five Percent or Less of a Class.

                  Not Applicable.

     Item 6.      Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

     Item 8.      Identification and Classification of Members of the Group.

                  Not Applicable.

     Item 9.      Notice of Dissolution of Group.

                  Not Applicable.

     Item 10.     Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                    PAGE 20 OF 26 PAGES


     Item 1.  Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

     Item 2.      Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Douglas Goodan, an individual.

         (b)      Residence Address:

                  The residence address of Mr. Goodan is 2550 Aberdeen Avenue, Los Angeles, California 90027.

         (c)      Citizenship:

                  Mr. Goodan is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

     Item 3.      Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

     Item 4.      Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 77.2%
         (c)      Voting and Dispositive Power:

                  Mr. Goodan has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to

CUSIP NO. 887364 30 5                 13G                    PAGE 21 OF 26 PAGES


                  dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

     Item 5.      Ownership of Five Percent or Less of a Class.

                  Not Applicable.

     Item 6.      Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

     Item 8.      Identification and Classification of Members of the Group.

                  Not Applicable.

     Item 9.      Notice of Dissolution of Group.

                  Not Applicable.

     Item 10.     Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                    PAGE 22 OF 26 PAGES


     Item 1.      Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

     Item 2.      Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Judy C. Webb, an individual.

         (b)      Residence Address:

                  The residence address of Ms. Webb is 19 Leeward Road, Belvedere, California 94920.

         (c)      Citizenship:

                  Ms. Webb is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

     Item 3.      Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

     Item 4.      Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 77.2%
         (c)      Voting and Dispositive Power:

                  Ms. Webb has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power to

CUSIP NO. 887364 30 5                 13G                    PAGE 23 OF 26 PAGES


                  dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by her.

     Item 5.      Ownership of Five Percent or Less of a Class.

                  Not Applicable.

     Item 6.      Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

     Item 8.      Identification and Classification of Members of the Group.

                  Not Applicable.

     Item 9.      Notice of Dissolution of Group.

                  Not Applicable.

     Item 10.     Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                    PAGE 24 OF 26 PAGES


     Item 1.      Issuer.

         (a)      Name of Issuer:

                  The Times Mirror Company (the "Issuer")

         (b)      Address of Issuer's Principal Executive Offices:

                  Times Mirror Square
                  Los Angeles, California 90053

     Item 2.     Security and Background.

         (a)      Name of Person Filing:

                  The person filing this Schedule 13G is Warren B. Williamson, an individual.

         (b)      Principal Business Address:

                  The principal business address of Mr. Williamson is 350 West Colorado Boulevard, Pasadena, California 91105.

         (c)      Citizenship:

                  Mr. Williamson is a citizen of the United States.

         (d)      Title and Class of Securities:

                  Series C Common Stock

         (e)      CUSIP No.:

                  887364 30 5

     Item 3.      Filings under Rules 13d-1(b), or 13d-2(b).

                  Not Applicable.

     Item 4.      Ownership.

         (a)      Amount Beneficially Owned:

                  20,757,246

         (b)      Percent of Class:

                  Approximately 77.2%
         (c)      Voting and Dispositive Power:

                  Mr. Williamson has (i) sole power to vote or to direct the vote of 0 shares, (ii) shared power to vote or direct the vote of 20,757,246 shares, (iii) sole power

CUSIP NO. 887364 30 5                 13G                    PAGE 25 OF 26 PAGES


                  to dispose or direct the disposition of 0 shares and (iv) shared power to dispose of or direct the disposition of 20,757,246 shares of Series C Common Stock of the Issuer beneficially owned by him.

     Item 5.      Ownership of Five Percent or Less of a Class.

                  Not Applicable.

     Item 6.      Ownership of More than Five Percent on Behalf of Another
                  Person.

                  Not Applicable.

     Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not Applicable.

     Item 8.      Identification and Classification of Members of the Group.

                  Not Applicable.

     Item 9.      Notice of Dissolution of Group.

                  Not Applicable.

     Item 10.     Certification.

                  Not Applicable.

CUSIP NO. 887364 30 5                 13G                         PAGE 26 OF 26



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

CHANDIS SECURITIES COMPANY


By:   /s/ Warren B. Williamson                         January 31, 1997
      ------------------------------------
      Warren B. Williamson,
      Chairman of the Board


By:   /s/ Camilla Chandler Frost                       January 31, 1997
      ------------------------------------
      Camilla Chandler Frost,
      Secretary


  /s/ Gwendolyn Garland Babcock                        January 31, 1997
------------------------------------------
Gwendolyn Garland Babcock


  /s/ Bruce Chandler                                   January 31, 1997
------------------------------------------
Bruce Chandler


  /s/ William Stinehart, Jr.                           January 31, 1997
------------------------------------------
William Stinehart, Jr.


  /s/ Camilla Chandler Frost                           January 31, 1997
------------------------------------------
Camilla Chandler Frost


  /s/ Douglas Goodan                                   January 31, 1997
------------------------------------------
Douglas Goodan


  /s/ Judy C. Webb                                     January 31, 1997
------------------------------------------
Judy C. Webb


  /s/ Warren B. Williamson                             January 31, 1997
------------------------------------------
Warren B. Williamson